Exhibit 99

(JOHNSON CONTROLS LOGO)	NEWS RELEASE

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

CONTACT:	Glen L. Ponczak	RELEASE: July 16, 2003
(414) 524-2375
Denise M. Zutz
(414) 524-3155

JOHNSON CONTROLS THIRD-QUARTER EPS OF $2.00 UP 8%

     MILWAUKEE, WISCONSIN, July 16, 2003 ... Johnson Controls, Inc. (JCI) today reported that for its third quarter of fiscal 2003:

     -Diluted earnings per share increased 8% to $2.00 from $1.85 for the third quarter of fiscal 2002; and,

     -Sales increased 13% to $6.0 billion from $5.3 billion last year.

     President and Chief Executive Officer John M. Barth said, “We are pleased to report record results for our third quarter which were achieved despite difficult market conditions. Vehicle production levels were lower worldwide while nonresidential construction markets remain weak. Nevertheless, Johnson Controls’ commitment to help our customers in these markets improve the quality of their products and operations while reducing their costs has allowed us to continue our growth.”

     The increase in consolidated sales reflects a 14% increase in automotive sales and a 13% increase in controls sales. Excluding the effect of foreign currency translation, sales increased 5%. Selling, general and administrative expenses (SG&A) were 21% higher than last year’s third quarter primarily due to the effect of foreign currency translation and the October 31, 2002 acquisition of a European battery company. Operating income declined 1% to $316.3 million compared with the prior year’s $320.4 million due to a decline in automotive earnings. Net income increased 8% to $190.0 million from $175.3 million for the third quarter of fiscal 2002. The 2003 amount was aided by a lower effective income tax rate, lower interest expense and higher equity income.

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July 16, 2003

     Total debt to total capitalization decreased to 37.7% from 38.3% at March 31, 2003. The ratio at the end of June was higher than initially planned due to a $250 million cash contribution by the company to its U.S. pension plans during the quarter.

Automotive Systems Group

(dollars in millions)
Three Months Ended
June 30,	2003	2002	%

Sales	$4,544.6	$4,003.7	14
Operating Income	$243.7	$253.5	(4)

     Automotive Systems Group sales increased 14% over the same period of 2002. Excluding the effect of foreign currency and a European battery acquisition, worldwide sales were 1% higher. Operating income for the group decreased 4% due to lower results in North America and Japan.

     North America Automotive Results: Sales of interior systems and batteries were 5% higher than the prior year. Interior system sales increased 5% primarily due to new business and higher production volumes of certain vehicles. Domestic industry light vehicle production is estimated to have decreased 9% in the quarter versus one year ago. Battery sales in the region were approximately level with the prior year. North American operating income was slightly lower than in the prior year due to the overall lower production levels of more mature and therefore more profitable interiors programs.

     Europe Automotive Results: Sales in Europe of interior systems and batteries were 35% higher than in the prior year. The increase was due to favorable currency translation, revenues resulting from the October 31, 2002 acquisition of a battery company, and new interiors business. Interiors sales excluding currency impact were about level, while industry vehicle production is estimated to have declined slightly. European operating income was slightly higher reflecting comparable year-over-year results from interiors operations and the addition of income from the acquired battery business.

     Automotive Results from Other Regions: Sales in Asia, Japan and South America, which represent less than 10% of the company’s automotive revenues worldwide, declined 10% from the prior year. Operating income also declined primarily due to lower vehicle production levels in Japan.

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July 16, 2003

Controls Group

(dollars in millions)
Three Months Ended
June 30,	2003	2002	%

Sales	$1,415.3	$1,253.3	13
Operating Income	$72.6	$66.9	9

     Controls Group sales to the nonresidential buildings market increased 13% over the 2002 period reflecting double-digit growth in North America and the positive effect of foreign currency translation. Excluding the currency translation effect, sales were 8% higher. Operating income increased due to the higher volumes. Operating margin declined reflecting higher spending in support of growth initiatives.

     North America Controls Results: Sales of federal government facility management services, installed systems and technical services each increased, resulting in 13% higher revenues. Operating income also rose on the higher volume.

     Europe Controls Results: Sales increased 18% in the current quarter, however, excluding currency effect, revenues were approximately level with the 2002 period. Operating income was comparable with the prior year.

     Asia Controls Results: Sales and operating income were comparable to the prior year.

     The company was highly successful in securing new business during the quarter. The year-over-year growth in orders was strongest in the domestic government and education sectors. Orders for building control systems for both the construction and existing buildings markets, as well as technical services, increased. The Controls Group backlog of uncompleted control systems installation and technical service contracts at the end of the quarter was 12% higher than one year ago.

Business Highlights

     During the quarter Johnson Controls announced plans to acquire Borg Instruments AG of Germany. The company, which had 2002 sales of Euro 55 million, produces instrument clusters, information displays and other automotive electronic systems. Completion of the acquisition is expected this summer pending customary regulatory approvals.

     The company’s supplier diversity success was recognized in May when it was named to the Billion Dollar Roundtable, an organization comprised of the 12 U.S. corporations that spend more than $1 billion annually with minority- and women-owned businesses.

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July 16, 2003

Pension Plans

     The company made a voluntary contribution of $250 million to its U.S. defined benefit pension plans during June 2003. Fiscal 2004 pension expense will increase by a lesser amount due to the higher level of plan assets. The $250 million was financed with short-term borrowings.

Year-to-Date Results; Full-Year Outlook

     Year-to-date, Johnson Controls sales were $16.6 billion or 12% above the same period of 2002. Net income for the first nine months of fiscal 2003 increased 13% to $462.6 million ($4.88 per diluted share) up from $410.0 million ($4.33 per diluted share.)

     Mr. Barth said that the company continues to expect to achieve record levels of sales, operating income, and net income for the full year of fiscal 2003. “Our outlook for the balance of the year is positive and consistent with our earlier expectations, “ he said. “Vehicle production levels in North America and Europe are expected to be slightly lower in the quarter ending September 30, 2003, but we are anticipating continued improvement in our European automotive profitability to minimize the effect of global industry weakness. The strong backlog in controls also points toward continuing year-over-year growth.

     “We are, however, adjusting some of our guidance for sales and operating margins to reflect the assumption that the U.S. dollar remains at current levels versus the Euro and the Yen. Consolidated sales growth is expected to exceed 10%, up from the previous range of a 5-10% increase. We anticipate automotive sales slightly exceeding the 5-10% growth rate most recently provided, while controls sales are expected to be at the higher end of the 5-10% range. Given Johnson Controls’ lower level of profitability outside North America, segment margins will experience downward pressure due to the foreign exchange effect. Therefore, we continue to expect slightly lower automotive margins and now look for controls margins to be approximately level with 2002.”

     The company also adjusted its year-end target for total debt to total capitalization to 35-36% from 31%, primarily to reflect borrowings associated with the pension plan contribution and the anticipated acquisition of Borg Instruments. The company’s estimate for net interest expense was also lowered.

     Mr. Barth added “We appreciate the support of our customers, suppliers and shareholders, and we extend our thanks to our employees for their dedication to our success.”

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July 16, 2003

     Following is a summary of supplementary full-year financial estimates for 2003:

	(dollars in millions)
	FY2002	FY2003
	Actual	Estimate

Capital expenditures	$496	$550-600
Depreciation	$499	$540-560
Total debt to total capitalization	36%	35-36%
Interest expense, net of interest income	$110	$105-110
Effective income tax rate	34.6%	31.0%
Minority interests in net earnings of subsidiaries	$58	$55-60

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

****

     Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2003 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “estimates,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, operational efficiencies, as well as those factors discussed in the company’s Form 8-K (dated November 12, 2002) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

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JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

Net sales
Products and systems*	$5,114.6	$4,508.8	$14,178.4	$12,676.1
Services*	845.3	748.2	2,467.9	2,209.1

	5,959.9	5,257.0	16,646.3	14,885.2
Cost of sales
Products and systems	4,418.1	3,875.4	12,224.4	10,943.7
Services	706.1	633.6	2,074.6	1,873.1

	5,124.2	4,509.0	14,299.0	12,816.8

Gross profit	835.7	748.0	2,347.3	2,068.4

Selling, general and administrative expenses	519.4	427.6	1,545.8	1,290.8

Operating income	316.3	320.4	801.5	777.6

Interest income	3.1	2.5	7.3	8.5
Interest expense	(26.5)	(29.8)	(85.1)	(91.9)
Equity income	14.6	11.3	37.5	25.7
Miscellaneous — net	(11.7)	(11.3)	(29.2)	(26.5)

Other income (expense)	(20.5)	(27.3)	(69.5)	(84.2)

Income before income taxes and minority interests	295.8	293.1	732.0	693.4

Provision for income taxes	91.7	102.0	226.9	241.3
Minority interests in net earnings of subsidiaries	14.1	15.8	42.5	42.1

Net income	$190.0	$175.3	$462.6	$410.0

Earnings available for common shareholders	$188.2	$173.4	$457.1	$404.2

Earnings per share
Basic	$2.11	$1.96	$5.13	$4.58

Diluted	$2.00	$1.85	$4.88	$4.33

*	Products and systems consist of automotive group products and systems and controls group installed systems. Services are controls group technical and facility management services.

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions; unaudited)

	June 30,	September 30,	June 30,
	2003	2002	2002

ASSETS
Cash and cash equivalents	$253.7	$262.0	$206.8
Accounts receivable — net	3,445.6	3,064.3	3,000.2
Costs and earnings in excess of billings on uncompleted contracts	269.4	333.4	330.7
Inventories	877.6	653.6	650.1
Other current assets	773.6	632.9	649.2

Current assets	5,619.9	4,946.2	4,837.0

Property, plant and equipment — net	2,861.0	2,445.5	2,435.9
Goodwill — net	3,094.4	2,754.6	2,707.5
Other intangible assets — net	299.7	243.5	247.7
Investments in partially-owned affiliates	395.1	347.4	337.8
Other noncurrent assets	630.3	428.1	348.3

Total assets	$12,900.4	$11,165.3	$10,914.2

LIABILITIES AND EQUITY
Short-term debt	$662.6	$105.3	$152.0
Current portion of long-term debt	532.5	39.9	37.9
Accounts payable	3,170.0	2,789.1	2,672.7
Accrued compensation and benefits	522.0	506.6	468.9
Accrued income taxes	82.3	182.7	101.3
Billings in excess of costs and earnings on uncompleted contracts	199.9	190.8	209.8
Other current liabilities	1,025.2	991.8	1,007.0

Current liabilities	6,194.5	4,806.2	4,649.6

Long-term debt	1,294.9	1,826.6	1,936.3
Postretirement health and other benefits	165.8	170.5	163.6
Minority interests in equity of subsidiaries	215.5	189.0	196.7
Other noncurrent liabilities	909.2	673.3	623.0
Shareholders’ equity	4,120.5	3,499.7	3,345.0

Total liabilities and equity	$12,900.4	$11,165.3	$10,914.2

JOHNSON CONTROLS, INC.

CONSOLIDATD STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

Operating Activities
Net income	$190.0	$175.3	$462.6	$410.0
Adjustments to reconcile net income to cash provided by operating activities
Depreciation	138.6	124.2	398.5	365.5
Amortization of intangibles	5.6	3.3	15.9	13.0
Equity in earnings of partially-owned affiliates, net of dividends received	5.9	(2.7)	(13.9)	(16.1)
Minority interests in net earnings of subsidiaries	14.1	15.8	42.5	42.1
Deferred income taxes	13.1	8.6	18.8	33.7
Gain on sale of long-term investment	—	—	(16.6)	—
Pension contributions	(253.7)	(0.1)	(254.1)	(0.5)
Other	(11.2)	15.9	(38.3)	(23.7)
Changes in working capital, excluding acquisition of businesses
Receivables	(48.8)	(119.6)	127.3	(198.4)
Inventories	(35.6)	0.1	(54.1)	15.2
Other current assets	(17.2)	(11.5)	(77.3)	13.9
Accounts payable and accrued liabilities	103.0	125.7	(189.5)	(35.0)
Accrued income taxes	22.6	(4.5)	(64.4)	(36.5)
Billings in excess of costs and earnings on uncompleted contracts	(12.1)	7.0	0.6	43.8

Cash provided by operating activities	114.3	337.5	358.0	627.0

Investing Activities
Capital expenditures	(170.8)	(105.6)	(411.5)	(333.1)
Sale of property, plant and equipment	0.2	11.7	7.1	38.2
Acquisition of businesses, net of cash acquired	(37.4)	(62.5)	(268.1)	(643.3)
Proceeds from sale of long-term investment	—	—	38.2	—
Changes in long-term investments — net	19.1	(15.5)	17.7	0.9

Cash used by investing activities	(188.9)	(171.9)	(616.6)	(937.3)

Financing Activities
Increase (decrease) in short-term debt — net	130.8	(70.7)	542.4	(251.8)
Increase in long-term debt	4.9	0.5	5.0	606.2
Repayment of long-term debt	(59.1)	(37.7)	(203.6)	(87.5)
Payment of cash dividends	(34.1)	(31.3)	(102.1)	(94.0)
Other	7.7	(35.7)	8.6	(30.4)

Cash provided (used) by financing activities	50.2	(174.9)	250.3	142.5

Decrease in cash and cash equivalents	$(24.4)	$(9.3)	$(8.3)	$(167.8)

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

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FOOTNOTES

1.     Effective October 1, 2002, the Company voluntarily adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” In accordance with SFAS No. 123, the Company has adopted the fair value recognition provisions on a prospective basis and accordingly, the expense recognized in the three- and nine-month periods ended June 30, 2003 represents a pro rata portion of the 2003 grant (granted November 20, 2002) which is earned over a three-year vesting period.

2.     On October 31, 2002, the Company acquired Varta AG’s Automotive Battery Division, a major European automotive battery manufacturer headquartered in Germany. The Varta Automotive Battery Division (Varta) consists of VARTA Automotive GmbH and the 80% majority ownership in VB Autobatterie GmbH. The acquisition gives the Company a leading market position in Europe. The purchase price of approximately $375 million includes the assumption of debt and was financed with short-term debt. Approximately $100 million of the purchase price has been reported as goodwill.

3.     Basic earnings per share is computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.5 million and $0.6 million for the three months ended June 30, 2003 and 2002, respectively, and $1.5 million and $2.1 million for the nine months ended June 30, 2003 and 2002, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

	Three Months		Nine Months
(in millions)	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

Weighted Average Shares
Basic	89.4	88.7	89.1	88.2
Diluted	94.7	94.7	94.4	94.1

Outstanding at period end			89.6	88.8

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